                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) December 5, 2000 (September 22, 2000)




                 T H E  L A M S O N  &  S E S S I O N S  C O.
                 -----------------------------------------------
             (Exact name of Registrant as specified in its charter)

                  Ohio                                  34-0349210
----------------------------------------    ------------------------------------
     (State or other jurisdiction of        (IRS Employer Identification No.)
     incorporation or organization)

        25701 Science Park Drive
             Cleveland, Ohio                           44122-7313
----------------------------------------    ------------------------------------
(Address of principal executive offices)               (Zip Code)

                                  216/464-3400
       ------------------------------------------------------------------
              (Registrant's telephone number, including area code)

--------------------------------------------------------------------------------
   (Former name, former address and former fiscal year, if changed since last report.)




This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by The Lamson & Sessions Co. on October 6, 2000 solely for the purpose of adding the financial statements of the business acquired as required by Item 7(a) and the pro forma financial information as required by Item 7(b).

The Registrant hereby amends Item 7 of its Current Report on Form 8-K previously filed with the Securities and Exchange Commission on October 6, 2000 relating to the acquisition by The Lamson & Sessions Co., an Ohio corporation ("Lamson") through its wholly-owned subsidiary LMS Acquisition Co., a Delaware corporation, of 99.98% of the outstanding capital stock of Pyramid Industries, Inc., a Pennsylvania corporation ("Pyramid"). The following documents are included as part of this report:

ITEM 7 - FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS
--------------------------------------------------------------------------

                                                                            Page
                                                                            ----
(a)  Financial Statements of Business Acquired

Consolidated Financial Statements of
   Pyramid Industries, Inc. and Subsidiary
     As of December 31, 1999, June 30, 1999 and June 30, 2000
     with Report of Independent Auditors...................................   4

(b)  Pro Forma Financial Information of Combined Business

Unaudited Pro Forma Condensed Combined Statement of Income of
   The Lamson & Sessions Co. and Pyramid Industries, Inc. and Subsidiary
     Financial Information for the Year Ended January 1, 2000 and
     Six Month Period Ended July 1, 2000...................................  18

(c)  Exhibits

     Exhibit 23 - Consent of Brown Schwab Bergquist & Co

                         Report of Independent Auditors
                    on the Consolidated Financial Statements







    To the Board of Directors
    Pyramid Industries, Inc. and subsidiary
    Erie, Pennsylvania

    We have audited the accompanying consolidated statement of financial position of Pyramid Industries, Inc. and subsidiary as of December 31, 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pyramid Industries, Inc. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.







                         Brown Schwab Bergquist & Co.




Erie, Pennsylvania
January 28, 2000

ITEM 7(a) - FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
-----------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

                                                                                   (UNAUDITED)                        AS OF
                                                                                  AS OF JUNE 30,                  DECEMBER 31,
                                                                   ----------------------------------------   -------------------
                                                                          2000                 1999                  1999
                                                                   -------------------  -------------------   -------------------
                          ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                            $     63,073         $  1,143,708          $  1,077,468
    Trade receivables (net of allowance for
      doubtful accounts of $105,000 in 2000
      and $100,000 in 1999)                                                 7,209,069            4,814,805             5,726,913
    Inventories                                                             2,392,902            1,789,074             1,929,527
    Prepaid expenses and other current assets                                  74,935              109,938               204,949
    Prepaid and deferred income taxes                                         374,801              218,200               377,300
                                                                   -------------------  -------------------   -------------------

                                       Total current assets                10,114,780            8,075,725             9,316,157

PROPERTY AND EQUIPMENT
    Machinery and equipment                                                 6,965,187            4,716,710             6,043,456
    Leasehold improvements                                                    287,861              189,610               280,411
    Office furniture and equipment                                            515,266              421,901               515,266
    Vehicles                                                                   71,123               84,084                84,084
    Project in progress                                                       496,316              678,049               129,954
                                                                   -------------------  -------------------   -------------------

                                                                            8,335,753            6,090,354             7,053,171
Less accumulated depreciation and amortization                              3,646,984            2,925,892             3,239,636
                                                                   -------------------  -------------------   -------------------

                                 Net property and equipment                 4,688,769            3,164,462             3,813,535

OTHER ASSETS
    Goodwill and noncompete (net of accumulated
      amortization)                                                           621,936              669,457               645,696
    Other                                                                           -               16,941                49,819
                                                                   -------------------  -------------------   -------------------

                                         Total other assets                   621,936              686,398               695,515
                                                                   -------------------  -------------------   -------------------

Total assets                                                             $ 15,425,485         $ 11,926,585          $ 13,825,207
                                                                   ===================  ===================   ===================




See Notes to Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

                                                                             (UNAUDITED)                        AS OF
                                                                            AS OF JUNE 30,                   DECEMBER 31,
                                                              ----------------------------------------   -------------------
                                                                     2000                 1999                  1999
                                                              -------------------  -------------------   -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Line of credit                                                   $ 1,300,000
    Notes payable - subsidiary shareholders                                    -          $   100,000           $   100,000
    Current portion of long-term debt                                          -              250,000               223,444
    Trade payables and accrued expenses                                5,346,354            4,780,038             5,999,586
    Corporate income taxes payable                                             -              500,590               353,215
                                                              -------------------  -------------------   -------------------

                               Total current liabilities               6,646,354            5,630,628             6,676,245

LONG-TERM DEBT,
  LESS CURRENT LIABILITIES                                                     -              263,916               107,955

NONCOMPETE OBLIGATION                                                    128,844              121,710               123,809

DEFERRED INCOME TAXES                                                    223,100              146,200               210,700

MINORITY INTEREST IN SUBSIDIARY                                           49,827                  301                29,972
                                                              -------------------  -------------------   -------------------

                                       Total liabilities               7,048,125            6,162,755             7,148,681

COMMITMENTS AND CONTINGENT
  LIABILITIES (NOTE 6)

STOCKHOLDERS' EQUITY
    Common stock, no par value; 100,000 shares
      authorized, 8,000 shares issued                                    400,000              400,000               400,000
    Class B common stock, no par value;
      50,000 shares authorized, 416 (2000) and
      208 (1999) shares issued and outstanding                           260,000              130,000               260,000
    Additional paid-in capital                                            95,140               95,140                95,140
    Retained earnings                                                  7,787,320            5,303,790             6,086,486
                                                              -------------------  -------------------   -------------------

                                                                       8,542,460            5,928,930             6,841,626

Less 254 shares of common stock in treasury                              165,100              165,100               165,100
                                                              -------------------  -------------------   -------------------

                              Total stockholders' equity               8,377,360            5,763,830             6,676,526
                                                              -------------------  -------------------   -------------------

Total liabilities and stockholders' equity                          $ 15,425,485         $ 11,926,585          $ 13,825,207
                                                              ===================  ===================   ===================



See Notes to Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
PYRAMID INDUSTRIES, INC. AND SUBSIDIARY


                                                                                 (UNAUDITED)                      YEAR ENDED
                                                                               SIX MONTHS ENDED                   DECEMBER 31,
                                                                   -----------------------------------------  -------------------
                                                                          2000                  1999                 1999
                                                                   -------------------   -------------------  -------------------

Sales                                                                    $ 27,560,857          $ 19,792,225         $ 43,012,668
Cost of sales                                                              18,972,556            14,059,819           32,144,811
                                                                   -------------------   -------------------  -------------------

                                                     Gross Profit           8,588,301             5,732,406           10,867,857

Operating expenses:
    Selling                                                                 1,649,652             1,389,327            2,596,217
    General and administrative                                              3,628,606             2,438,964            4,933,311
                                                                   -------------------   -------------------  -------------------

                                         Total operating expenses           5,278,258             3,828,291            7,529,528
                                                                   -------------------   -------------------  -------------------

                                                 Operating income           3,310,043             1,904,115            3,338,329

Other income (expense)
    Interest income                                                            12,598                14,662               27,145
    Interest expense                                                          (68,109)              (42,075)             (81,578)
    Other income (expense)                                                   (108,525)                    -              118,155
                                                                   -------------------   -------------------  -------------------

                                      Total other income (expense)           (164,036)              (27,413)              63,722
                                                                   -------------------   -------------------  -------------------

                                       Income before income taxes           3,146,007             1,876,702            3,402,051

Provision for income taxes                                                  1,254,000               697,195            1,263,800
                                                                   -------------------   -------------------  -------------------

Earnings before minority interest in subsidiary                             1,892,007             1,179,507            2,138,251

Minority interest in subsidiary earnings                                       19,855                   301               29,972
                                                                   -------------------   -------------------  -------------------

                             Net income before extraordinary gain           1,872,152             1,179,206            2,108,279

Extraordinary gain on plant fire, net of taxes                                      -               546,724              546,724
                                                                   -------------------   -------------------  -------------------

                                                       Net income        $  1,872,152          $  1,725,930         $  2,655,003
                                                                   ===================   ===================  ===================

Basic and diluted earnings per share:
    Income before extraordinary gain                                     $     229.37          $     145.89         $     261.02
    Extraordinary gain on plant fire                                                -                 67.69                67.69
                                                                   -------------------   -------------------  -------------------

                                                                         $     229.37          $     213.58         $     328.71
                                                                   ===================   ===================  ===================


See Notes to Financial Statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
PYRAMID INDUSTRIES, INC. AND SUBSIDIARY


                                         COMMON STOCK        CLASS B COMMON       ADDITIONAL                    TREASURY STOCK
                                       ----------------     ----------------       PAID-IN     RETAINED        ----------------
                                       SHARES    AMOUNT     SHARES    AMOUNT       CAPITAL     EARNINGS        SHARES     AMOUNT
                                       ------    ------     ------    ------       -------     --------        ------     ------

Balance at December 31, 1998            8,000   $ 400,000       -    $       -     $ 94,140   $ 3,698,242         -     $       -

Net Income                                                                                      2,655,003
Cash dividends                                                                                   (266,759)
Issuance of Class B common
  stock to employees                                          416      260,000
Purchase and redemption of
  common stock                                                                                                  (254)     (165,100)
Additional paid in capital for
  subsidiary                                                                          1,000
                                        -----   ---------     ---    ---------     --------   -----------       ----    ----------

Balance at December 31, 1999            8,000   $ 400,000     416    $ 260,000     $ 95,140   $ 6,086,486       (254)   $ (165,100)

Net income (unaudited)                                                                          1,872,152

Cash dividends (unaudited)                                                                       (171,318)
                                        -----   ---------     ---    ---------     --------   -----------       ----    ----------

Balance at June 30, 2000 (unaudited)    8,000   $ 400,000     416    $ 260,000     $ 95,140   $ 7,787,320       (254)   $ (165,100)
                                        =====   =========     ===    =========     ========   ===========       ====    ==========


See Notes to Financial Statements.
                                        7

CONSOLIDATED STATEMENT OF CASH FLOWS
PYRAMID INDUSTRIES, INC. AND SUBSIDIARY


                                                                               (UNAUDITED)                  YEAR ENDED
                                                                             SIX MONTHS ENDED               DECEMBER 31,
                                                                  --------------------------------------  ------------------
                                                                        2000                1999                1999
                                                                  ------------------  ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income                                                          $ 1,872,152         $ 1,725,930         $ 2,655,003
    Adjustments to reconcile net income
      to net cash provided by operating activities:
      Depreciation and amortization                                         470,760             379,727             817,629
      Deferred incomes taxes                                                 73,000                   -             (94,600)
      Minority interest in subsidiary                                        19,855                 301              29,972
      Gain on sale of property and equipment                                (10,700)                  -             (69,251)
      Stock based compensation                                                    -             130,000             130,000
    Changes in assets and liabilities, net of effects
      of business acquisitions:
      Increase in trade receivables                                      (1,482,156)           (754,116)         (1,666,223)
      Increase in inventories                                              (463,375)           (294,099)           (434,552)
      Decrease in prepaid expenses
        and other receivables                                               130,014             185,529             190,518
      (Decrease) increase in trade payables,
        accrued expenses and other payables                              (1,064,548)          1,676,713           2,878,884
                                                                  ------------------  ------------------  ------------------
            Net cash provided by (used in) operating activities            (454,998)          3,049,985           4,437,380

CASH FLOWS FROM INVESTING ACTIVITIES
    Cash paid for acquisition of subsidiary                                       -            (400,000)           (400,000)
    Purchases of property and equipment                                  (1,314,765)           (634,400)         (1,703,355)
    Proceeds from sale of property and equipment                              3,231                   -              85,136
    Decrease (increase) in other assets                                      49,819                   -            (133,532)
                                                                  ------------------  ------------------  ------------------

            Net cash used in investing activities                        (1,261,715)         (1,034,400)         (2,151,751)

CASH FLOWS FROM FINANCING ACTIVITIES
    Purchase of treasury stock                                                    -            (165,100)           (165,100)
    Principal payments on long-term debt                                   (426,364)            (76,357)           (266,264)
    Net borrowings (repayments) on line of credit                         1,300,000            (600,000)           (600,000)
    Cash dividends paid to stockholders                                    (171,318)           (120,382)           (266,759)
                                                                  ------------------  ------------------  ------------------

Net cash provided by (used in) financing activities                         702,318            (961,839)         (1,298,123)
                                                                  ------------------  ------------------  ------------------

Net increase (decrease) in cash and cash equivalents                     (1,014,395)          1,053,746             987,506

Cash and cash equivalents at beginning of year                            1,077,468              89,962              89,962
                                                                  ------------------  ------------------  ------------------

Cash and cash equivalents at end of period                              $    63,073         $ 1,143,708         $ 1,077,468
                                                                  ==================  ==================  ==================

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                            $    68,109         $    42,075         $    84,230
    Income taxes                                                          1,665,316           1,174,570           1,531,582




See Notes to Financial Statements.

                     PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
------------------

Pyramid Industries, Inc. (Company) operations include the manufacture and sale of plastic conduit systems primarily to companies in the telecommunications and construction industries located in the United States. VisionTeq, Inc. operations include design, manufacturing and selling products for the cable television and telecommunications industry.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Pyramid Industries, Inc. and its 70%-owned subsidiary, VisionTeq, Inc. All material intercompany transactions have been eliminated in consolidation.

Unaudited Financial Statements
------------------------------

The condensed consolidated financial statements as of June 30, 2000 and 1999 and for the six month periods ended June 30, 2000 and 1999 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management necessary for a fair presentation of financial condition, results of operation and cash flows.

Business Segment Information
----------------------------

The Company considers all of its material operations to be part of a single industrial segment consisting of the manufacture and sale of plastic conduit systems.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, bank loans, and accounts payable approximate fair value due to the short maturities of these instruments.

Asset Purchase Agreements
-------------------------

On June 27, 2000, the Company purchased 70% (700 shares) of the common shares of VisionTeq, Inc. The purchase method was used to account for the acquisition, and the purchase price was $400,000. The tangible net book value of VisionTeq, Inc. was $0 at the date of acquisition. The purchase price created $400,000 of goodwill which is being amortized on a straight line basis over 15 years. Results of VisionTeq, Inc. operations are reflected in the accompanying financial statements since June 1999. The purchase price included cash payments at closing of $300,000 and the issuance of two promissory notes in the amounts of $66,667 and $33,333 payable in June 2000.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (CONTINUTED)

The unaudited consolidated pro forma information utilizes unaudited information for VisionTeq for the period January 1, 1999 through June 27, 1999. The information presented below shows Company sales and net income assuming the acquisition was effective as of January 1, 1999.

              Year ended December 31, 1999
              ----------------------------
              Sales                                           $43,373,329
              Net income                                        2,801,601

The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition occurred on these dates, nor is it indicative of the results that may occur in the future.

Revenue Recognition
-------------------

Revenues are derived from sales to unaffiliated customers and are recognized when products are shipped and title has transferred.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Major Customers
------------------------------------------------

The Company performs credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable. Two customers accounted for 21% of sales for the year ended December 31, 1999. Accounts receivable balances related to these customers represented 16% of total accounts receivable at December 31, 1999.

Cash Equivalents
----------------

Cash equivalents include balances in interest bearing checking accounts and money market funds.

Inventories
-----------

Inventories are stated at the lower of aggregate cost or market. Cost is determined using the first-in, first-out method.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation and Amortization
-----------------------------

Depreciation and amortization are computed using both straight-line and accelerated methods to charge the cost of depreciable or amortizable assets to operations over their estimated service lives, as follows:

             Machinery, equipment and vehicles              3-7 years
             Leasehold improvements                        5-20 years
             Office furniture and equipment                 5-7 years
             Goodwill                                        15 years

Impairment
----------

Long-term assets are reviewed for impairment following the provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets to be Disposed Of). Goodwill and non-compete agreements not associated with particular assets are reviewed for impairment based on an analysis of undiscounted future cash flows associated with the related operation.

Advertising
-----------

Advertising costs are expensed as incurred. Advertising costs were $145,715 for the year ended December 31, 1999.

Income Taxes
------------

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, as well as operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings Per Share
------------------

Basic and diluted earnings per share is computed by dividing income by the weighted average number of common shares.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 2 - INVENTORIES

The components of inventories are as follows:


                                                                           (UNAUDITED)                        AS OF
                                                                          AS OF JUNE 30,                  DECEMBER 31,
                                                             ----------------------------------------  -------------------
                                                                    2000                 1999                 1999
                                                             -------------------  -------------------  -------------------

Raw materials                                                       $   996,777          $   540,614          $   726,806
Finished products                                                       883,196              860,794              685,625
Reels                                                                   399,708              362,666              418,054
Fittings, parts and supplies                                            113,221               25,000               99,042
                                                             -------------------  -------------------  -------------------
                                                                    $ 2,392,902          $ 1,789,074          $ 1,929,527
                                                             ===================  ===================  ===================

NOTE 3 - LINE OF CREDIT AND NOTES PAYABLE

The Company has a $2,000,000 line of credit agreement with PNC Bank. Borrowings on the line are limited to 80% of current receivables plus 50% of eligible inventory (limited to $500,000). Interest is payable monthly on the outstanding balance at prime (8.5% at December 31, 1999 and 9% at June 30, 2000) or at the Bank's Euro-rate plus 2.35%. There are no borrowings outstanding on the line as of December 31, 1999. On May 24, 2000 the line was renewed for one year and increased to $3,000,000. As of June 30, 2000 there was $1,300,000 outstanding on the line.

Debt at December 31, 1999 consisted of the following:

PNC Bank, agreement dated June 23, 1998.                            $ 110,670

PNC Bank, agreement dated November 27, 1996.                          216,307

PNC Bank, agreement dated July 29, 1994.                                4,422
                                                               --------------
                                                                    $ 331,399
Less current maturities                                               223,444
                                                               --------------
                                                                    $ 107,955
                                                               ==============

On June 23, 1998, the Company entered into a credit agreement with PNC Bank and obtained $416,000 for the purchase of equipment. Monthly payments of $18,820, including interest at 8.03% are required to amortize the loan over a two year term. The balance outstanding at December 31, 1999 is $110,670.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 3 - LINE OF CREDIT AND NOTES PAYABLE (CONTINUED)

On November 27, 1996, the Company entered into a credit agreement with PNC Bank and obtained $500,000 for the purchase of equipment and electrical upgrade to the Erie plant. Monthly payments of $10,205, including interest at 8.28% are required to amortize the loan over a five year term. The principal balance outstanding at December 31, 1999 is $216,307.

The Company entered into a credit agreement with PNC Bank on July 29, 1994, and obtained a $225,900 loan to purchase equipment. Interest is being charged at the Treasury Index Rate plus 2 1/4% and is adjusted annually. The rate being charged at December 31, 1999 is 8%. Monthly payments are required in amounts necessary to fully amortize the loan by February, 2000. The balance outstanding at December 31, 1999 is $4,422.

Collateral on the loans from PNC Bank described above includes substantially all assets of the Company. The credit agreements require Pyramid Industries, Inc. to maintain certain financial ratio covenants.

The aggregate maturities of long-term debt for years following December 31, 1999 are as follows:

                          2000                   $223,444
                          2001                    107,955

NOTE 4 - PROFIT-SHARING PLAN

The Company has a profit-sharing plan covering substantially all of its employees. The Company's profit-sharing plan consists of the Salaried Employees' Profit-Sharing Plan and the Union Employees' Profit-Sharing Plan. The Salaried Plan includes a 401(k) feature whereby employees can contribute up to 16% of their compensation to the plan. The Company matches 25% of the employee's contributions up to 8% of the employee's total compensation. Contributions to the profit-sharing plans are made at the discretion of the Board of Directors. For the year ended December 31, 1999, the Company's total contribution expense is $281,563.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 5 - INCOME TAX MATTERS

Deferred tax assets and liabilities derive from the following components at December 31, 1999:


Deferred tax assets:
    Receivable allowances                                  $ 42,420
    Warranty accruals                                        71,040
    Inventory                                                52,490
    Accrued expenses                                         20,300
    Deferred benefits                                       191,050
                                                 -------------------
                                                          $ 377,300
                                                 ===================
Deferred tax liabilities:
    Property and equipment                                $ 210,700
                                                 ===================


The deferred tax amounts mentioned above have been classified on the accompanying statements of financial position as of December 31, 1999 as follows:

Current assets                                            $ 377,300
Noncurrent liabilities                                     (210,700)
                                                 -------------------

                                                          $ 166,600
                                                 ===================

The income tax provision for the year ended December 31, 1999 is as follows:


Current:
    Federal                                             $ 1,478,200
    State                                                   210,200
                                                 -------------------

Total current                                             1,688,400

Deferred:
    Federal                                                 (71,200)
    State                                                   (23,400)
                                                 -------------------

Total deferred                                              (94,600)

Extraordinary gain, due to fire (included
  in provision above)                                      (330,000)
                                                 -------------------

Total tax provision                                     $ 1,263,800
                                                 ===================

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 5 - INCOME TAX MATTERS (CONTINUED)

The following table reconciles the income tax provision at the statutory rate to that in the financial statements.

Taxes computed at 34%                                    $ 1,455,000

State taxes (net of federal benefit)                         123,000
Other                                                         15,800
Extraordinary gain, due to fire                             (330,000)
                                                 --------------------

Income tax provision                                     $ 1,263,800
                                                 ====================


NOTE 6 - COMMITMENTS AND CONTINGENT LIABILITIES

Lease
-----

The Company is obligated under an operating lease to rent its Erie, Pennsylvania production, warehouse and office facilities from a partnership consisting of a current stockholder of the Company for a term ending December 31, 2000. Under the terms of this agreement, the annual rental is adjusted every three years for changes in the Consumer Price Index and the lessor's interest rate on certain indebtedness. The Company is also responsible for the payment of utilities, insurance and maintenance costs. Rent expense for the year ended December 31, 1999 was $139,305. Subsequent to December 31, 1999, the Company renegotiated the lease and extended the term to December 31, 2008. The Company has the option to renew the lease for three four year terms. The base rent is adjusted by a CPI factor effective January 1, 2001.

The Company incurs rent for its production facility in El Dorado, Arkansas. The facility is currently being rented on a month-to-month basis. The rent is $1,500 per month. The Company is also responsible for the payment of utilities, insurance and maintenance costs. Rent expense for the year ended December 31, 1999 was $18,000 in each year.

The Company is obligated under an operating lease to rent administrative offices for a term ending April 15, 2001. The Company is also responsible for payment of taxes, utilities, and maintenance costs. Rent expense for the year ended December 31, 1999 was $99,027. The Company has the option to renew the lease for three two year terms.

The Company is obligated under an operating lease to rent the plant facility for H&H Aero in Cranesville, Pennsylvania for a term ending November 4, 2012. The building is owned by Crosby Circle Partners, a partnership consisting of officers of Pyramid Industries. The base rent is $4,167 per month. Rent expense for the year ended December 31, 1999 was $50,000.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 6 - COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

The Company is obligated under an operating lease to rent plant equipment for H&H Aero in Cranesville, Pennsylvania for a term ending November 4, 2000. The base rent is $10,000 per month. Rent expense for the year ended December 31, 1999 was $120,000. The Company has the right to purchase the equipment during the year 2000 for $600,000.

The Company is obligated under other operating leases for vehicles and equipment. Rent expense under these other operating leases for the year ended December 31, 1999 was $257,545.

VisionTeq, Inc. was leasing office and production space on a month-to-month basis during 1999. Rent expense for the year ended December 31, 1999 was $12,243. Effective January 1, 2000, the subsidiary is obligated under an operating lease to rent office and production facilities for a term ending December 31, 2003. The rental payments are $5,000 a month, which includes a provision for operating expenses. The subsidiary has the option to renew the lease for two two year terms.

The committed obligations of operating leases for years following December 31, 1999 are as follows:

                          2000                   $477,788
                          2001                    330,831
                          2002                    280,180
                          2003                    246,161
                          2004                    176,648

Noncompete Agreement
--------------------

The Company entered into employment agreements and covenants not to compete with former stockholders of H&H Aero which took effect November 4, 1997. The agreement restricts the participation in any business which competes with the Company. The agreement requires $75,000 payments on November 1, 2001 and 2002.

Litigation
----------

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. In the opinion of the Company, such proceedings should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

PYRAMID INDUSTRIES, INC. AND SUBSIDIARY

NOTE 6 - COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Stock Redemption Plan
---------------------

The Company adopted a stock redemption plan in November 1998. The Company may annually set aside a percentage of its earnings to redeem shares. The amount of earnings to be set aside may be determined annually by the Board of Directors considering various factors such as earnings and anticipated Company capital requirements.

During 1999, the Company purchased 254 shares of stock for $165,100.

Stock Based Compensation Plan
-----------------------------

In December 1998, the Company adopted a restricted stock award plan that provides for stock awards to key employees of the Company. Under the Plan, awards of Class B stock valued at $130,000 were given in 1999 for services in 1998. The stock has dividend but no voting rights. The 1998 financial statements include a charge of $130,000 for stock earned under the plan. During 1999, the Company issued the stock earned during 1998. An additional $130,000 of stock was issued in 1999 for compensation earned in 1999.

NOTE 7 - PLANT FIRE

On October 21, 1998, the Company sustained damage to inventory and equipment from a fire which occurred in a warehouse located at the Erie plant. The Company maintained insurance for property damage.

During 1999, the Company recognized an extraordinary gain on the plant fire of $876,724, for insurance proceeds in excess of depreciated equipment cost. The gain is reported net of income taxes equal to $330,000. Insurance proceeds for business interruption and damage done to inventory are netted against the related costs.

NOTE 8 - STOCKHOLDERS' EQUITY

The components of stockholders' equity are as follows:

Preferred stock consists of 50,000 shares authorized with no shares issued or outstanding.

Common stock is voting stock with no par value. There are 100,000 shares authorized with 8,000 shares issued and 254 shares held as treasury stock.

Class B common stock is non-voting stock with no par value. There are 50,000 shares authorized with 416 shares issued and outstanding (June 30, 2000) and 208 issued and outstanding (December 31, 1999 and June 30, 1999).

ITEM 7(b) - UNAUDITED PRO FORMA FINANCIAL INFORMATION
-----------------------------------------------------

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The accompanying unaudited pro forma financial information has been prepared to give effect to the acquisition of Pyramid by Lamson. The unaudited pro forma combined statement of income for the year ended January 1, 2000 gives effect to the acquisition as if the acquisition had occurred on January 2, 1999. The unaudited pro forma combined statement of income presented for the six month period ended July 1, 2000 includes the historical financial results of Lamson for the six month period ended July 1, 2000 and of Pyramid for the six month period ended June 30, 2000 as if the acquisition had occurred on January 1, 2000. Synergies and expected cost savings from the integration of Pyramid with Lamsons' previously existing businesses or any additional profitability resulting from the application of Lamson revenue enhancement measures have not been included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information. The adjustments are based upon preliminary information and certain management judgments and estimates. Management is presently evaluating the rationalization of the Pyramid facilities and the completion of such evaluation may result in an adjustment to the purchase price allocation. Accordingly, the purchase accounting adjustments are preliminary and subject to revisions.

The unaudited pro forma financial information and accompanying notes are presented for illustration purposes only and do not purport to be indicative of and should not be relied upon as indicative of the operating results which may occur in the future, or that would have occurred if the acquisition had been consummated on January 2, 1999. The unaudited pro forma financial information should be read in conjunction with Pyramid's consolidated financial statements and notes thereto for the year ended December 31, 1999 filed under Item 7(a) of this report and Lamson's consolidated financial statements and notes thereto and management's discussion and analysis for the year ended January 1, 2000 and the six month period ended July 1, 2000 filed as part of the Company's 10-K and 10-Q, respectively.

                            The Lamson & Sessions Co.
           Unaudited Pro Forma Condensed Combined Statement of Income
                       For the Year Ended January 1, 2000

(Dollars in Thousands, except per share amounts)


                                                                                         Pro Forma              Pro Forma
                                                 Lamson              Pyramid            Adjustments              Combined
                                           ------------------  -------------------  -------------------     ------------------
Net Sales                                      $     291,381        $      43,013                               $     334,394
Cost of products sold                                                                    $         429 (5)
                                                     229,981               32,145                  265 (6)            262,820
                                           ------------------  -------------------  -------------------     ------------------
Gross profit                                          61,400               10,868                 (694)                71,574

Operating expenses                                                                               1,700 (1)
                                                                                                 1,300 (2)
                                                      48,054                7,530               (2,400)(4)             56,184
                                           ------------------  -------------------  -------------------     ------------------

Operating income                                      13,346                3,338               (1,294)                15,390
Interest and other (income) expense                                                              3,913 (3)
                                                       3,558                  (64)                 (54)(8)              7,353
                                           ------------------  -------------------  -------------------     ------------------

Income before income taxes                             9,788                3,402               (5,153)                 8,037
Income tax (benefit)                                  (9,000)               1,264               (1,278)(7)             (9,014)
                                           ------------------  -------------------  -------------------     ------------------

Income from continuing operations
  before minority interest in subsidiary              18,788                2,138               (3,875)                17,051
Minority interest in
  subsidiary earnings                                      -                   30                    -                     30
                                           ------------------  -------------------  -------------------     ------------------

Income from continuing operations              $      18,788        $       2,108        $      (3,875)         $      17,081
                                           ==================  ===================  ===================     ==================


Net income per share - basic                   $        1.40                                                    $        1.27
                                           ==================                                               ==================

Net income per share - diluted                 $        1.39                                                    $        1.26
                                           ==================                                               ==================

Weighted average shares
  outstanding - basic                                 13,448                                                           13,448
                                           ==================                                               ==================

Weighted average shares
  outstanding - diluted                               13,482                                                           13,482
                                           ==================                                               ==================

See Notes to Unaudited Pro Forma Combined Condensed Statement of Income.

                            The Lamson & Sessions Co.
           Unaudited Pro Forma Condensed Combined Statement of Income
                      For the Six Months Ended July 1, 2000


(Dollars in Thousands, except per share amounts)

                                                                                         Pro Forma               Pro Forma
                                                 Lamson              Pyramid            Adjustments               Combined
                                           ------------------   ------------------  -------------------      ------------------
Net Sales                                       $    171,639         $     27,561                                 $    199,200
Cost of products sold                                                                    $         215  (5)
                                                     123,411               18,973                  265  (6)            142,864
                                           ------------------   ------------------  -------------------      ------------------
Gross profit                                          48,228                8,588                 (480)                 56,336


Operating expenses                                                                                 850  (1)
                                                                                                   650  (2)
                                                      28,699                5,278               (2,074) (4)             33,403
                                           ------------------   ------------------  -------------------      ------------------

Operating income                                      19,529                3,310                   94                  22,933
Interest and other (income) expense                                                              1,957  (3)
                                                       1,546                  164                  (56) (8)              3,611
                                           ------------------   ------------------  -------------------      ------------------

Income before income taxes                            17,983                3,146               (1,807)                 19,322
Income tax (benefit)                                   6,154                1,254                 (354) (7)              7,054
                                           ------------------   ------------------  -------------------      ------------------

Income from continuing operations
  before minority interest in subsidiary              11,829                1,892               (1,453)                 12,268
Minority interest in
  subsidiary earnings                                      -                   20                    -                      20
                                           ------------------   ------------------  -------------------      ------------------

Income from continuing operations               $     11,829         $      1,872        $      (1,453)           $     12,248
                                           ==================   ==================  ===================      ==================


Net income per share - basic                    $       0.88                                                      $       0.91
                                           ==================                                                ==================

Net income per share - diluted                  $       0.86                                                      $       0.89
                                           ==================                                                ==================

Weighted average shares
  outstanding - basic                                 13,474                                                            13,474
                                           ==================                                                ==================

Weighted average shares
  outstanding - diluted                               13,704                                                            13,704
                                           ==================                                                ==================




See Notes to Unaudited Pro Forma Condensed Combined Statement of Income.

                            THE LAMSON & SESSIONS CO.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


1.  PRO FORMA ADJUSTMENTS

The pro forma adjustments to the unaudited pro forma condensed combined financial statements are as follows:

          (1) Record amortization of excess of purchase price over acquired net assets (goodwill) based on a estimated life of 20 years.

          (2) Record amortization of 5-year non-compete agreements entered into as part of the acquisition.

          (3) Record additional estimated interest expense ($47.4 million borrowed at 8 1/4%) on financing the acquisition.

          (4) Elimination of compensation expense for former shareholders who are not continuing as employees of Lamson net of the cost of a consulting contract related to one such former shareholder.

          (5) Increased depreciation over an average of a 7 year period resulting from the write up of fixed assets to fair value.

          (6) Increase in cost of products sold from the write up of inventory to fair value.

          (7) Provision for income taxes on pro forma adjustments, excluding goodwill amortization, at 37%.

          (8) Elimination of interest on debt retired by Pyramid in conjunction with the acquisition.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                            THE LAMSON & SESSIONS CO.
                            -------------------------
                                  (Registrant)




DATE: December 5, 2000               By /s/ James J. Abel
                                        --------------------------------
                                           Executive Vice President, Secretary,
                                           Treasurer and Chief Financial Officer